Via Facsimile and U.S. Mail
Mail Stop 6010


February 9, 2006


Mr. Jason A. Napolitano
Executive Vice President and
Chief Financial Officer
Heska Corporation
1613 Prospect Parkway
Fort Collins, CO 80525

Re:	Heska Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004

	File No. 000-22427

Dear Mr. Napolitano:

We have completed our review of your Form 10-K and have no further comments at this time.

      Sincerely,


								Jim B. Rosenberg
								Senior Assistant Chief
Accountant
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Jason A. Napolitano
Heska Corporation
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